Exhibit 10.29

                July 13, 2005

Mr. Gary Larsen

21376 Crestfalls Court

Boca Raton, FL 33428

Dear Gary:

In connection with your position as interim Chief Financial Officer and Vice President – Finance (“CFO”) of Artesyn Technologies, Inc. (the “Company”), in addition to your present compensation and benefits package, the following terms will apply:

1.	Duties: You will be responsible for the normal duties commensurate with the position of CFO, consistent with the Company’s past practices. You agree to perform your duties for the Company diligently and to the best of your ability. You agree to devote your full business time and attention to performing your duties for the Company.

2.	Salary: Your base salary shall remain at $154,000 per year, payable in accordance with the Company’s normal payroll practices and subject to whatever withholdings are required by law.

3.	Bonus: If you remain employed at the Company in the interim CFO capacity until such time as a permanent CFO, which may be you, is appointed and commences employment in that capacity, or if there is a Change of Control of the Company and no permanent CFO is appointed within two months thereafter, as additional compensation for your services rendered, you will be entitled to a bonus payment of $75,000. Of this amount, $25,000 will be paid to you immediately, provided that if you resign or are terminated by the Company for Cause prior to the start date of a permanent CFO, you agree to repay such amount to the Company upon termination, and the Company may deduct up to such amount from any payments that the Company owes to you.

4.	Termination: If (a) you are terminated by the Company at any time other than for Cause or (b) the Company does not offer you the position of permanent CFO and you choose to resign from the Company (i) more than two months after the start date of a permanent CFO or (ii) more that two months after a Change of Control of the Company in the event no permanent CFO has been appointed within such two month period, you will receive upon such termination or resignation the following:

•	any remaining payments owed to you under the 2004 Executive Incentive Payment (“EIP”) plan;

•	twelve months of your base salary and welfare-type employee benefits paid in accordance with the normal payroll practices of the Company; and

•	your pro-rated share of the 2005 EIP plan (based on the number of days during the year you are employed by the Company divided by 365) calculated at target.

5.	Benefits: You shall continue to be entitled to your current employment benefits and vacation time.

6.	Definitions: The following definitions apply herein:

(a)	“Cause” means (i) a conviction of a felony under Federal or state law; (ii) failure to perform, in any material respect, any of your duties or obligations (other than as a result of being disabled) which, if capable of cure, remains uncured for a period of not less than ten (10) days; or (iii) taking actions or omitting to take actions in connection with your duties and/or responsibilities that constitute willful misconduct or gross negligence and such actions or omissions adversely affect the business, reputation, or financial or other condition of the Company. Matters of business judgment or the economic performance of the Company or any segment of the Company will not be factors in determining Cause, except to the extent that they involve gross negligence or willful misconduct.

(b)

“Change of Control” means (i) the consummation of any of the following transactions: (A) a merger, recapitalization or other business combination of the Company with or into another corporation, or an acquisition of securities or assets by the Company, pursuant to which the Company is not the continuing or surviving corporation or pursuant to which all or substantially all of the shares of the Company’s common stock are converted into cash, securities of another corporation or other property, other than a transaction in which the holders of the Company’s common stock immediately prior to such transaction (including any preliminary or other transactions relating to such transaction) will continue to own at least 50% of the total voting power of the then outstanding securities of the surviving or continuing corporation immediately after such transaction, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or (C) the liquidation or dissolution of the Company, except in connection with the voluntary or involuntary declaration of bankruptcy or insolvency under applicable Federal and/or state law; (ii) a transaction in which any Person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), corporation or other entity (other than the Company, an affiliate of the Company, or any profit sharing, employee ownership or other employee benefit or similar plan sponsored by the Company or any of its subsidiaries, or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities) shall (A) purchase common stock (or securities convertible into common stock) representing at least 40% of the total voting power of the then- outstanding securities of the Company for cash, securities or any other consideration pursuant to a tender offer or exchange offer, or (B) become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly (in one transaction or a series of related transactions), of securities of the Company representing 50% or more of the total voting power of the then-outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of the Company’s directors; or (iii) if, during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors of the Company and any new director whose election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election by the stockholders was previously so approved, cease for any reason to constitute a majority thereof.

7.	Miscellaneous:

(a)	This offer letter shall be governed by the laws of the State of Florida applicable to contracts made and wholly performed therein.

(b)	You and the Company agree that this offer letter represents the entire agreement with respect to the subject matter hereof and supersedes all prior understandings, including the letter agreement between you and the Company dated as of May 13, 2005.

(c)	You and the Company agree that nothing in this offer letter shall create a specific employment term or guarantee employment and any employment pursuant to the terms of this offer letter will be at will.

(d)	This offer letter represents the entire offer of employment between you and the Company and you may not rely on any promise or other representation regarding your potential employment with the Company, other than as expressly set forth in this letter, that has been, or may have been, made by the Company.

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The next page is the signature page.]

If this Letter Agreement is acceptable to you, please indicate your acceptance by countersigning below where designated and returning the same to me.

ARTESYN TECHNOLOGIES, INC.		Agreed and Accepted:

By:	/s/ Joe O’Donnell	/s/ Gary Larsen
Name:	Joseph M O’Donnell	Gary Larsen
Title:	Chairman and CEO

Date: July 13, 2005		Date: July 13, 2005